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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b),(c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                                   ATMI, Inc.
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                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)


                                  00 207R 10 1
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                                 (CUSIP Number)


                        MARCH 31, 1998 AND APRIL 2, 1998
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           (DATES OF EVENTS WHICH REQUIRE FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


  [   ]       Rule 13d-1(b)

  [ X ]       Rule 13d-1(c)

  [   ]       Rule 13d-1(d)



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CUSIP No. 00 207R 10 1                     13G                Page 2 of 6 Pages
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    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      STEPHEN H. SIEGELE
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ] (b) [ ]
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    3        SEC USE ONLY
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    4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      USA
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                                      5       SOLE VOTING POWER
            NUMBER                                     2,541,305
              OF                 ----------------------------------------------
            SHARES                    6       SHARED VOTING POWER
         BENEFICIALLY                                  0
           OWNED BY              ----------------------------------------------
           REPORTING                  7       SOLE DISPOSITIVE POWER
            PERSON                                     2,541,305
             WITH                ----------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       0
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    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      2,541,305
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    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*
                                                                        [   ]


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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      12.4%
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    12       TYPE OF REPORTING PERSON*
                      IN
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                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                             Page 3 of 6 Pages



ITEM 1(A)           NAME OF ISSUER:

                    ATMI, Inc.


ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    7 Commerce Drive
                    Danbury, Connecticut 06810-4169


ITEM 2(A)           NAME OF PERSON FILING:

                    Stephen H. Siegele


ITEM 2(B)           ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                    6805 Capital of Texas Highway
                    Suite 330
                    Austin, Texas 78731


ITEM 2(C)           CITIZENSHIP:

                    U.S.A.


ITEM 2(D)           TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $0.01 per share


ITEM 2(E)           CUSIP NUMBER:

                    00 207R 10 1


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                    (a) [  ]   Broker or dealer registered under Section
                                  15 of the Exchange Act.

                    (b) [  ]   Bank as defined in Section 3(a)(6) of the
                                  Exchange Act.



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                                                              Page 4 of 6 Pages



                    (c) [  ]   Insurance company as defined in Section 3(a)(19)
                                  of the Exchange Act.

                    (d) [  ]   Investment company registered under Section 8
                                  of the Investment Company Act.

                    (e) [  ]   An investment adviser in accordance with Rule
                                  13d-1(b)(1)(ii)(E);

                    (f) [  ]   An employee benefit plan or endowment fund in
                                  accordance with Rule 13d-1(b)(1)(ii)(F);

                    (g) [  ]   A parent holding company or control person in
                                  accordance with Rule 13d-1(b)(1)(ii)(G);

                    (h) [  ]   A savings association as defined in Section
                                  3(b) of the Federal Deposit Insurance Act;

                    (i) [  ]   A church plan that is excluded from the
                                  definition of an investment company under
                                  Section 3(c)(14) of the Investment Company
                                  Act;

                    (j) [  ]   Group, in accordance with Rule 13d-1(b)(1)
                                  (ii)(J).

                    If this statement is filed pursuant to Rule 13d-1(c),
                         check this box [X].

ITEM 4.             OWNERSHIP.

                    (a)  Amount Beneficially Owned:  2,541,305

                    (b)  Percent of Class:  12.4% (based on 20,437,992 shares
                            outstanding)

                    (c) Number of shares as to which such person has:

                         (i)    Sole power to vote or to direct the vote:
                                   2,541,305

                         (ii)   Shared power to vote or to direct the vote: 0

                         (iii)  Sole power to dispose or to direct the
                                   disposition of: 2,541,305

                         (iv)   Shared power to dispose or to direct the
                                   disposition of: 0


ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not Applicable.



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                                                            Page 5 of 6 Pages




ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                       PERSON.

                    Not Applicable.


ITEM 7.             IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                       ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable.


ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable.


ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable.


ITEM 10.            CERTIFICATION.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                             Page 6 of 6 Pages


                         SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

April 2, 1998


/s/ STEPHEN H. SIEGELE
----------------------
Stephen H. Siegele